As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-41976

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Axle & Manufacturing Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3161171
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

One Dauch Drive

Detroit, Michigan 48211

(313) 758-2000

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated American Axle & Manufacturing of Michigan, Inc.

Management Stock Option Plan, As Amended

1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan, As Amended

American Axle & Manufacturing of Michigan, Inc.

Non-Qualified Stock Option Agreement Dated October 29, 1997

1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan

(Full titles of the plans)

Copies to:

Steven R. Keyes

Executive Director, Administration & Legal and Secretary

American Axle & Manufacturing Holdings, Inc.

One Dauch Drive

Detroit, Michigan 48211

(313) 758-2000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

American Axle & Manufacturing Holdings, Inc. (the “Registrant”) is hereby filing this Post-Effective Amendment No.1 to Registration Statement on Form S-8 filed on July 21, 2000 (File No. 333-41976) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock relating to shares that were registered for issuance under the Amended and Restated American Axle & Manufacturing of Michigan, Inc. Management Stock Option Plan, as amended, the American Axle & Manufacturing of Michigan, Inc. Replacement Plan, as amended, the American Axle & Manufacturing of Michigan, Inc. Non-Qualified Stock Option Agreement, dated October 29, 1997 and the 1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan (collectively, the “Plans”).

The Registration Statement registered a total of 11,227,155 shares under the Plans.

The Registration Statement is hereby amended to deregister the remaining unissued shares under the Plans following the expiration of the awards under the Plans.

Part II

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on May 4, 2012.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC

By:	/s/ MICHAEL K. SIMONTE
Michael K. Simonte
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby constitutes and appoints Michael K. Simonte and Steven R. Keyes his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1 to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ RICHARD E. DAUCH Richard E. Dauch	Co-Founder, Chairman of the Board & Chief Executive Officer/Director (principal executive officer)	May 4, 2012

/s/ MICHAEL K. SIMONTE Michael K. Simonte	Executive Vice President & Chief Financial Officer (principal financial officer) (principal accounting officer)	May 4, 2012

/s/ SALVATORE J. BONANNO, SR. Salvatore J. Bonanno, Sr.	Director	May 4, 2012

/s/ ELIZABETH A. CHAPPELL Elizabeth A. Chappell	Director	May 4, 2012

/s/ DAVID C. DAUCH David C. Dauch	Director	May 4, 2012

/s/ FOREST J. FARMER Forest J. Farmer	Director	May 4, 2012

/s/ STEVEN B. HANTLER Steven B. Hantler	Director	May 4, 2012

/s/ RICHARD C. LAPPIN Richard C. Lappin	Director	May 4, 2012

/s/ JAMES A. MCCASLIN James A. McCaslin	Director	May 4, 2012

/s/ WILLIAM P. MILLER II William P. Miller II	Director	May 4, 2012

/s/ JOHN F. SMITH John F. Smith	Director	May 4, 2012

/s/ LARRY K. SWITZER Larry K. Switzer	Director	May 4, 2012

/s/ THOMAS K. WALKER Thomas K. Walker	Director	May 4, 2012

/s/ DR. HENRY T. YANG Dr. Henry T. Yang	Director	May 4, 2012